Exhibit 5

August 6, 2010

AmeriGas Partners, L.P.

460 North Gulph Road

King of Prussia, Pennsylvania 19406

Re:	AmeriGas Partners, L.P.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for AmeriGas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 2,800,000 shares of the Partnership’s Common Units representing limited partnership interests (the “Common Units”), to be offered pursuant to the terms of the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, the Plan, and originals, or copies certified or otherwise identified to our satisfaction, of the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. dated as of July 27, 2009 and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Common Units have been duly authorized by the Partnership and when issued and delivered by the Partnership to eligible participants, in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP